SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, DC 20549



                                                 FORM 8-K

                                              CURRENT REPORT
                                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                                       SECURITIES AND EXCHANGE ACT


          Date of report (Date of earliest event reported):November 19, 2001


                                         DATAMETRICS CORPORATION
                            (Exact Name of Registrant as Specified in Charter)


 Delaware                            1-8690                          95-3545701
(State or Other Jurisdiction      (Commission                    (IRS Employer
of Incorporation)                  File Number)              Identification No.)

          1717 Diplomacy Row, Orlando, Florida                        32809
Address of Principal Executive Offices)                             (Zip Code)


        Registrant's telephone number, including area code: (407) 251-4577



















Item 2.         Acquisition of Assets

     On November 19, 2001, the Company, after approval by its Board of Directors, signed a merger agreement (the "Merger Agreement") with Peripheral Equipment Corporation, a California corporation ("PEC"). The Merger Agreement was subject to approval of shareholders of PEC, and PEC will be merged (the "Merger") into Peripheral Equipment Acquisition Corp., a California corporation and a direct, wholly-owned subsidiary of the Company ("Merger Sub"). Upon effectiveness of the Merger each share of PEC Common Stock issued and outstanding immediately prior to the effective time of the Merger and each share subject to an outstanding option or warrant of PEC (the "PEC Options"), shall be converted in the right to receive Warrants to purchase Common Stock of the Company at a price of $.07 per share. The exercise period for the Warrants is ten (10) years. Upon effectiveness of the Merger, and as a result of the conversion of PEC Common Stock and PEC Options, PEC stockholders and PEC option and warrant holders shall own in the aggregate, Warrants to purchase up to 30,000,000 shares of Common Stock of the Company. Such aggregate amount does not give effect to a proposed one (1) for twenty (20) reverse stock split of Common Stock of the Company.

     Upon effectiveness of the Merger, Merger Sub will change its name to PEC. In addition, Messrs. James R. Youngblood, President and CFO of PEC; Danny Moore, VP and Secretary of PEC; and Richard Regan, VP of PEC shall have agreed to continue their employment with PEC.

     On December 3, 2001, the shareholders of PEC voted to approve the Merger.




Item 7.  Financial Statements and Exhibits

       (a), (b)          Financial Statements (to be filed by amendment).

       (c) Exhibits:

     2. Agreement and Plan of Merger between the Company, PEC and Merger Sub dated November 19, 2001.

         99.      Press Release







                                                SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

Dated: December 3, 2001

                                                     DATAMETRICS CORPORATION


                                                  By: /s/ Daniel Bertram, CEO
                                                          Daniel Bertram, CEO